NEWS RELEASE

For: IMMEDIATE RELEASE

Date: AUGUST 4, 2008

Contact: CHARLES N. FUNK, PRESIDENT or DAVID A. MEINERT, EVP & CFO

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS SECOND QUARTER 2008 EARNINGS

Iowa City, Iowa - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) reported second quarter 2008 net income of $3.0 million, or $0.34 basic and diluted earnings per share. This is the second quarterly earnings release for the "new" MidWestOne Financial Group (the "Company") and the first quarterly earnings release that shows results for the merged entity for an entire quarter. The merger of ISB Financial Corp. ("ISBF") and the "former" MidWestOne Financial Group ("former MFG") was effective as of the close of business on March 14, 2008. ISBF was the surviving entity in the merger and adopted the name of MidWestOne Financial Group, Inc. The Company reported net income of $5.2 million, or $0.72 basic and diluted earnings per share for the six months ended June 30, 2008. As a result of the merger, the financial results for the six months ended June 30, 2008 reflect ISBF results for the entire period plus the contribution of former MFG from March 15 through June 30, 2008. The purchase price allocation has not been finalized given the timing of the transaction closing. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets; thus the allocation of the purchase price is subject to refinement.

Second quarter results were affected by a write-down of equity securities held in the Company's investment portfolio that were determined to be an "other than temporary impairment" loss. This write-down was attributable to the decline in the market prices of these stocks, which were below their historical cost. They were adjusted to reflect the June 30, 2008, market values in accordance with generally accepted accounting principles. This charge to second quarter 2008 earnings was $567,000, which net of tax effect, resulted in a reduction in earnings per share of $0.04.

The Company has three bank subsidiaries: MidWestOne Bank, Iowa State Bank & Trust Company and First State Bank. The Company has received regulatory approval to merge the three bank subsidiaries into one bank charter under the name of MidWestOne Bank with headquarters in Iowa City, which is scheduled for August 11, 2008. The Company also has an insurance agency subsidiary - MidWestOne Insurance Services, Inc.

"Our focus on capital adequacy, credit quality and liquidity has not changed," commented Charles N. Funk, President and Chief Executive Officer of MidWestOne Financial Group, Inc. "Our associates continue to prepare for the merger on August 11 of the three banks into one. Taking excellent care of our customers, as it always is, will be a key to the ultimate success of this merger. We recognize that it is a difficult operating environment for the banking industry. Many merger integration activities remain, but we continue to work diligently to build a premier banking company."

Natural disasters in late May and early June affected the Company's operations. On May 25, 2008, the Parkersburg branch of First State Bank was destroyed by a tornado that leveled much of the community. The branch has reopened in temporary facilities and rebuilding efforts have begun. The facility was insured, which is expected to cover most of the reconstruction cost. Flooding in eastern Iowa in early June inundated the Waterloo office of MidWestOne Bank and the Coralville office of Iowa State Bank & Trust Company. The Waterloo office remains closed with the customers being serviced by the nearby Cedar Falls location. Management is currently exploring options for the Waterloo office. The Coralville office was relocated to a temporary facility. Re-opening of the Coralville office is anticipated for the fourth quarter of 2008. The monetary effect of the flooding has not been quantified as the extent of the damage and the costs necessary to reconstruct or replace have not been fully determined. Neither the Waterloo nor the Coralville office was covered by flood insurance.

"From a weather perspective, we endured significant adversity in the second quarter," Mr. Funk stated. "I am exceedingly proud of the MidWestOne team, which rose to the occasion time and time again during the quarter. This is a dedicated group of employees and they have worked hard to take care of their fellow employees, their customers and those in their respective communities who were most affected by the natural disasters."

Return on average assets for the Company's second quarter of 2008 was 0.79% and the return on average shareholders' equity was 7.65%. The Company's return on average tangible equity for the second quarter of 2008 was 9.79%. Excluding the other than temporary impairment write-down, return on average assets for the quarter was 0.88% with return on average shareholders' equity of 8.50% and a return on average tangible equity of 11.38%. The return on average assets for the six months ended June 30, 2008 was 0.90% with a return on average shareholder equity and average tangible equity of 8.71% and 10.62%, respectively.

Total assets of the Company increased to $1.54 billion as of June 30, 2008 from $702.0 million on December 31, 2007. This increase resulted primarily from the merger of the two companies. Total deposits as of June 30, 2008 were $1.14 billion compared with $526.6 million as of December 31, 2007, an increase of $613.4 million, which was primarily due to the merger.

The Company's net interest margin for the second quarter of 2008 was 3.45% compared with 3.37% for the quarter ended March 31, 2008. Purchase accounting adjustments affected the reported net interest margin. Excluding the purchase accounting adjustments, the Company's net interest margin would have been 3.54%. Lower market rates contributed to lower interest expense on deposits and borrowed funds. Reduced interest income on loans and investments reflected the continued decrease in market interest rates. Net interest income for the quarter ended June 30, 2008 was $11.3 million.

The Company's total loans (excluding loan pool participations) were $988.5 million as of June 30, 2008, compared with $401.6 million as of December 31, 2007. The merger of the two organizations was the primary reason for the increase in total loans from December 31, 2007. Included in the Company's assets are participation interests in pools of loans that are held and serviced by an independent third party, as described in more detail below. Total loans as a percentage of deposits were 87.0% on June 30, 2008, compared with 76.3% as of December 31, 2007, reflecting the higher loan to deposit ratio of the former MFG. Prior to the merger, real estate loans made up a significant portion of each of ISBF's and former MFG's loan portfolio. As of June 30, 2008, the Company's largest category of total loans was commercial real estate, which comprised 41% of the loan portfolio. Residential real estate is the next largest category of loans at 27% of the portfolio, commercial loans were 21% of total loans and agricultural loans were 9% of total loans. The remainder of the portfolio consisted of consumer loans, which were 2% of total loans. All of these percentages relate to our direct loans and do not include loan pool participations. Included in commercial real estate are construction and development loans totaling approximately $84 million, or 9% of total loans.

Non-performing loans in the bank loan portfolio totaled $9.4 million as of June 30, 2008, which was .95% of bank loans. This compares with non-performing loans of $9.2 million as of March 31, 2008, which was 1.0% of bank loans. The non-performing loans as of June 30, 2008 consisted of $5.6 million in nonaccrual loans and $3.8 million in loans past due 90 days or more and still accruing. There were no troubled debt restructures as of June 30, 2008. Loans past-due 30 to 89 days (not included in the non-performing loan totals) were $13.3 million as of June 30, 2008 compared with $14.2 million as of March 31, 2008. As of June 30, 2008, approximately 80% of the construction and development loans were current, 18% were less than 30 days past due and 2% were 30 to 89 days past due. Construction and development loans past due 90 days or more totaled $145,000. During the second quarter of 2008, the Company's provision for loan losses totaled $758,000. As of June 30, 2008, the Company's allowance for loan losses was $10.6 million, which was 1.1% of total loans. During the second quarter of 2008, the Company had net loan charge-offs of $90,000, or 0.03% percent of average loans. Net loan charge-offs for the first half of 2008 were $483,000, or 0.12% of average loans. As of June 30, 2008, the Company had $1.5 million in other real estate owned, which is not included in non-performing loans.

Loan pool participations totaled $89.1 million as of June 30, 2008. Loan pool participations are participation interests in performing, sub-performing and non-performing loans that have been purchased from various non-affiliated banking organizations. Former MFG has engaged in this activity since 1988. ISBF did not have any loan pool participations on December 31, 2007. The Company acquired new loan pool participations totaling $9.6 million during the second quarter of 2008. As of June 30, 2008, the categories of loans by collateral type in the loan pools were as follows: commercial real estate - 51%, single-family residential real estate - 14%, commercial loans - 12%, agricultural and agricultural real estate - 9% and other loans - 14%. The Company has very minimal exposure in loan pools to consumer real estate subprime credit or to construction and real estate development loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The yield on loan pool participations (excluding purchase accounting adjustments) was 10.44% for the second quarter of 2008, and 9.82% for the first half of 2008.

Equity totaled $159.2 million as of June 30, 2008. Equity to assets was 10.31% and tangible equity to assets was 8.30% as of June 30, 2008. The Company and its bank subsidiaries continue to be "well-capitalized" pursuant to bank regulatory requirements. In conjunction with the merger on March 14, 2008, the Company issued 3,519,788 shares of common stock to the shareholders of former MFG. A total of 8,655,398 shares were outstanding as of June 30, 2008. Book value per share was $18.40, while tangible book value per share was $14.48.

The Company's investment securities totaled $299.6 million as of June 30, 2008, which represented approximately 19% of total assets. The portfolio consisted mainly of U. S. Government agencies, mortgage-backed securities and obligations of states and political subdivisions. Approximately $291 million of the investment securities were classified as available for sale.

Total noninterest income for the quarter ended June 30, 2008 was $3.3 million. Second quarter noninterest income amount was reduced $567,000 as a result of a pre-tax write-down related to an other than temporary impairment of the equity securities. Noninterest income is derived primarily from trust fees, security transaction fees, deposit service charges and origination fees from real estate loans sold on the secondary market.

Noninterest expense for the second quarter of 2008 totaled $10.0 million. Additional personnel and operating expenses attributable to the operations of former MFG were included during the quarter. Increased noninterest expense will be noted in the following quarter relative to payment of stay bonuses and disposition of surplus data processing equipment as well as conversion and marketing expenses related to the merger of the banks. Management anticipates that noninterest expense will decline beginning in the fourth quarter of 2008 due to identified cost-saves resulting from the merger.

The Company's board of directors declared a dividend of $.1525 per share on July 16, 2008. Shareholders of record on September 1, 2008 will be entitled to receive the dividend to be paid on September 15, 2008. The Company repurchased 37,500 shares of its common stock totaling $525,000 during the second quarter of 2008 under the terms of the board authorized stock repurchase program. The board had previously authorized management to repurchase up to $5.0 million of the Company's common stock on the open market through December 31, 2008.

On July 9, 2008, the Company announced that it had entered into an agreement to divest itself of its branch location in Wapello, Iowa. Community Bank of Muscatine, Iowa, will assume approximately $9.5 million in deposits of the Wapello branch and will retain the existing employees. The Company will retain the loans associated with the branch. Subject to regulatory approval, the transaction is expected to close late in the third quarter of 2008.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiaries include Iowa State Bank & Trust Company in Iowa City, MidWestOne Bank in Oskaloosa and First State Bank in Conrad. Office locations of the subsidiary banks include Belle Plaine, Burlington, Cedar Falls, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melburne, North English, North Liberty, Ottumwa, Parkersburg, Pella, Sigourney, Wapello, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Market System under the symbol "MOFG".

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include statements as to expectations regarding the merger and any other statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company, include but are not limited to: (1) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; (2) changes in the quality and composition of the Company's loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's respective market areas; implementation of new technologies; ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; (3) the businesses of ISBF and former MFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (4) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (5) revenues following the merger may be lower than expected; (6) customer and employee relationships and business operations may be disrupted by the merger; and (7) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP
CONSOLIDATED FINANCIAL SUMMARY
(UNAUDITED)

(rounded to thousands, except per share data)	QUARTER ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2008	2007	2008	2007
Statement of Income:
Interest income w/o loan pools	$18,278	9,589	29,660	18,742
Interest and discount on loan pool participations	1,797	-	1,917	-
Total interest income	20,075	9,589	31,577	18,742
Total interest expense	8,728	4,737	14,114	9,230
Net interest income	11,347	4,852	17,463	9,512
Provision for loan losses	758	150	828	300
Noninterest income	3,274	2,186	5,830	4,376
Noninterest expense	9,951	4,731	15,415	9,269
Income before tax	3,912	2,157	7,050	4,319
Income tax	948	554	1,811	1,117
Net income	$2,964	1,603	5,239	3,202

Per Share Data:
Net income - basic	$ 0.34	$ 0.31	$ 0.72	$ 0.62
Net income - diluted	$ 0.34	$ 0.31	$ 0.72	$ 0.62
Dividends declared	$ 0.15	$ -	$ 0.15	$ 0.32
Weighted average shares outstanding	8,680,792	5,160,868	7,251,827	5,167,510
Weighted average diluted shares outstanding	8,680,792	5,160,868	7,251,827	5,167,510

Performance Ratios:
Return on average assets	0.79%	0.95%	0.90%	0.96%
Return on average equity	7.65%	8.76%	8.71%	8.85%
Return on average tangible equity	9.79%	9.36%	10.62%	9.45%
Net interest margin (FTE)	3.45%	3.27%	3.42%	3.24%
Yield on earning assets (FTE)	5.95%	6.25%	6.01%	6.17%
Rate on interest-bearing liabilities	2.88%	3.55%	3.01%	3.50%
Income on loan pools/total gross revenue	7.70%	-	5.12%	-
Efficiency ratio	68.06%	67.22%	66.18%	66.74%
Noninterest income/average assets	0.88%	1.30%	1.00%	1.32%
Noninterest expense/average assets	2.66%	2.81%	2.65%	2.79%
Net loan charge-offs/average loans	0.03%	0.01%	0.12%	0.00%

Selected Average Balances:
Average total assets	$1,500,285	$674,235	$1,172,241	$669,978
Average total equity	155,414	73,393	121,344	72,932
Average earning assets	1,400,667	637,494	1,094,840	633,258
Average total loans	1,059,765	393,452	793,619	387,007
Average interest-bearing liabilities	1,217,338	535,052	946,981	531,173

Selected Other Information:
Net loan charge-offs (recoveries)	90	10	483	(6)

			AS OF JUNE 30,
			2008	2007
Selected Balance Sheet Data:
Total assets			$1,543,704	680,680
Loans, net of unearned income			988,517	390,287
Allowance for loan losses			(10,622)	(5,604)
Loan pool participations			89,108	-
Goodwill/Intangibles			33,927	4,687
Total deposits			1,135,660	519,216
Total shareholders' equity			159,232	72,879

Per Share Data:
Book value			$ 18.40	$ 14.13
Tangible book value			$ 14.48	$ 13.22
Common shares outstanding			8,655,398	5,156,908

Financial Ratios:
Total equity/total assets			10.31%	10.71%
Total tangible equity/total tangible assets			8.30%	10.09%
Total loans/total deposits			87.04%	75.17%
Total loan pool participations/total assets			5.77%	0.00%
Average earning assets/total average assets			93.40%	94.52%
Nonperforming loans/total loans			0.95%	0.45%
Loan loss reserve/total loans			1.07%	1.44%
Loan loss reserve/nonperforming loans			112.95%	318.23%

Selected Other Information:
Nonperforming loans			9,404	1,761